Exhibit 99.1

Providian Financial Announces Preliminary Results of I/O Strip Accounting Review

Previously Announced 2004 Impact Lowered to $37 Million ($0.11 per diluted share)

Cumulative Impact to Net Income of $29 Million in Years 1999-2003

Expectations for 2005 Remain Unchanged

San Francisco, CA, February 28, 2005 - Providian Financial Corporation (NYSE: PVN) announced today the preliminary results of its review of assumptions used to estimate the value of interest-only strips recorded in connection with securitized receivables.  The Company had previously announced that the expected impact of the changes under discussion would be $0.20 per diluted share, or $66 million, in 2004.  As a result of the review, the estimated impact on 2004 has been lowered to $0.11 per diluted share, or $37 million.  The Company will also be revising prior year amounts, which results in a cumulative impact on net income for years 1999 through 2003 estimated to be $29 million.

“Our outlook for 2005, which we believe will be marked by continued growth and improving profitability, is unaffected by this change in accounting treatment,” said Joe Saunders, Providian Financial’s chairman and chief executive officer.  “The underlying assets continue to deliver strong performance, and this change in accounting treatment bears no reflection on the quality of those assets – as we noted in our recent earnings call.  We look forward to continuing our focus on growing the business in 2005.”

The changes announced today are based on the Company’s recent review with its external auditors of its accounting for securitizations, specifically interest-only strips.  The focus has been on a series of changes to the Company’s interest-only strip valuation methodologies that were adopted in 2001 and 2002 as part of a larger effort to refine its forecasting and estimation processes following the credit deterioration experienced at that time. The Company’s accounting for retained interests during that period, including its interest-only strip valuations, was subject to review by two bank regulatory agencies, was an area of focus in the external audits conducted at the time, and was subjected to additional review as part of a consulting study by another major accounting firm engaged by the Company in 2003.  The Company believed at all times that its estimation methodologies, and the manner in which they were adopted and applied, fully complied with all applicable accounting principles as well as regulatory expectations.

The accounting review arose out of varying interpretations of Statement of Financial Accounting Standards No. 140 (“SFAS 140”), “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  While the Company believed that its accounting was consistent with generally accepted accounting principles (“GAAP”) and regulatory expectations, its auditors at Ernst & Young LLP (“Ernst & Young”) have advised that one of the methodologies currently used by the Company is not the preferable method under SFAS 140. The effect of adopting the revised method is to reduce the size of interest-only strips recognized at the time of a securitization and to increase the excess servicing income recognized in future periods.

The Company is adopting the revised method and applying it in prior periods because of further advice from Ernst & Young, under Accounting Principles Board Opinion No. 20 (“APBO 20”), “Accounting Changes,” that the adoption of the current methodology in January 2002 was an error.  In the course of reviewing the Company’s analysis of the correction, Ernst & Young also identified a few errors in related assumptions used in 2000 and 2001, as detailed below, that they believe should be included in the revised results, and the Company has agreed to do so.  The effect of applying the changed assumptions to prior periods is mixed, with some increases and some decreases to the recognized value of the interest-only strips.  Because income not recognized in the interest-only strip will generally be recorded as excess servicing income in future periods, the impact in any given year is also affected by the forward impact of the adjustments made in prior periods including a carry-over effect into 2005.

The Company currently estimates that the impact of these changes on the Company’s previously reported net income is as follows:

Net Income Effect (After Tax)

(dollars in millions)	Previously Reported Earnings	Restated Earnings	Change

Cumulative effect of 1999 and prior	—	—	$64.2 *
2000	$651.8	$667.4	$15.6
2001	$38.9	$(54.6)	$(93.5)
2002	$218.2	$179.7	$(38.5)
2003	$196.2	$219.4	$23.2
2004	$418.6	$381.2	$(37.4)

Total Cumulative Impact			$(66.4)

* Reflects cumulative effect in retained earnings

These estimates are preliminary and unaudited and are subject to adjustments that may be identified as a result of management review and Ernst & Young audit procedures currently being performed.  As a result of the changes discussed above, the Company’s financial statements for the fiscal years ended December 31, 2000 to December 31, 2003 and its quarterly financial statements for fiscal year 2003 and the first three quarters of fiscal year 2004 will be restated.  The restated results will be reflected in the Company’s Form 10-K for the year ended December 31, 2004, which is due to be filed on March 16, 2005 subject to completion of management’s review and Ernst & Young’s audit procedures.  Accordingly, the previously issued financial statements for such periods should no longer be relied upon and Ernst & Young’s audit and review reports for such periods have been withdrawn.  Pursuant to Paragraph 140 of the Public Company Accounting Oversight Board’s Auditing Standard No. 2, the restatements are also expected to result in the reporting of a material weakness in internal control over financial reporting in the Company’s 2004 Form 10-K.

The Company will provide additional comments and take questions in a conference call on Monday, February 28, 2005, at 9:00 a.m., Eastern time.  The dial in number for the call is (210) 234-8596 and the access code is 6148053.  The call will also be web cast on the Company’s web site at www.providian.com, in the Investor Relations section.  Additional detail on the accounting issues involved in the changes addressed today is provided in the Supplementary Information below.

*    *    *

Supplementary Information

Throughout the periods covered by these changes, the Company has routinely engaged in securitization transactions as a source of funding for its operations.  The interest-only strip accounting review involved the discounted cash flow model used to estimate the fair value of interest-only strips, which represent the present value of excess servicing income expected to be received in connection with securitized loans.  In particular, the review focused on the method used to estimate the level of principal collections expected to occur when forecasting the repayment of the securitized receivables in the Company’s securitization trust, which affects the duration of the interest-only strips.

When forecasting the repayment of the securitized receivables, the Company has been using cash flow allocations that incorporate the contractual terms applicable during revolving periods that are scheduled to occur under the trust documents.  To comply with the requirements of Paragraph 78 of SFAS 140, which states that a transferor is not permitted to record gains related to future reinvestments of principal within a revolving securitization until the reinvestments actually occur, the Company has excluded fee and finance charge cash flows related to future reinvested receivables from its discounted cash flow model.  On February 22, 2005, Ernst & Young advised the Company that the preferable method for complying with this concept is to estimate future principal reductions in the interest-only strip model by basing them at each valuation date on the contractual rights the related securityholders would have to principal collections if the investor securities were not revolving.  In other words, the cash flows are modeled at all times under the terms that would apply if all series in the trust began to amortize immediately.  However, this method is not based on and does not assume the occurrence or likelihood of any actual event that would trigger amortization under the trust documents.

Prior to December 2001, the Company’s discounted cash flow model used estimates that were based on averaging conventions.  In December 2001, as part of the broader process to refine its forecasting and estimation processes described above, the Company revised its methodology to apply a method which achieved the same results as the preferable method described above except for the effect of applying total payments versus principal-only payments as described below.  In January 2002, the Company changed its methodology to partially incorporate the effect of a revolving period into the principal collection estimate.  Ernst & Young has advised the Company that this latter change was incorrect because it constituted a change to a less preferable method of accounting and should have been treated as a change in accounting principle under APBO 20.  As such, the change would have required certain actions to be taken including obtaining a preferability letter from the external auditor and disclosure of the change.  Since these actions were not taken in 2002, the change is considered an error that needs to be corrected by restating previously issued financial statements.

In the course of reviewing the Company’s analysis of this correction, Ernst & Young identified certain other assumptions used in 2000 and 2001 that they believe were incorrect and should be treated as errors. Specifically, they advised senior management that the effect of the December 2001 triggering of certain spread account funding provisions, which the Company included in its January 2002 cash flow projections, should have been included in December 2001.  In addition, they advised that the results for 2000 and 2001 should retroactively incorporate the effect of a modification of cash flow forecasting techniques to eliminate certain averaging conventions, which had been eliminated by the Company in December 2001, and a change from total payment to principal-only payment assumptions for purposes of forecasting customer loan repayments, which the Company adopted in December 2002.

About Providian

San Francisco-based Providian Financial is a leading provider of credit cards to mainstream American customers throughout the U.S.  By combining experience, analysis, technology and outstanding customer service, Providian seeks to build long-lasting relationships with its customers by providing products and services that meet their evolving financial needs.

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections.  Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of the Company and its subsidiaries; and other statements that are not historical fact.  Forward-looking statements are based on certain assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  These risks and uncertainties include, but are not limited to, competitive pressures; factors that affect liquidity, delinquency rates, credit loss rates, and charge-off rates; general economic conditions; consumer loan portfolio growth; changes in the cost and/or availability of funding due to changes in the deposit, credit, or securitization markets; changes in the way the Company is perceived in such markets and/or conditions relating to existing or future financing commitments; the effect of government policy and regulation, whether of general applicability or specific to the Company, including restrictions and/or limitations relating to the Company’s minimum capital requirements, deposit taking abilities, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; year-end adjustments; changes in accounting rules, policies or assumptions or in the interpretation or application of such rules, policies or assumptions; changes to or the restatement of prior period financial statements or results as the result of accounting errors or other circumstances; the success of product development efforts; legal and regulatory proceedings, including the impact of ongoing litigation; interest rates; one-time charges; extraordinary items; the ability to recruit or replace key personnel; and the impact of existing, modified, or new strategic initiatives.  These and other risks and uncertainties are described in detail in the Company’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2003 under the headings “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors.” Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date thereof.  The Company undertakes no obligation to update any forward-looking statements.

For more information – Investors please call Jack Carsky at 415-278-4977.  Media, please contact Alan Elias at 415-278-4189.

Note:  Investor information is available on Providian Financial’s website at www. providian.com